                                                                Exhibit 99.7

                                     WAIVER

          In connection with the execution of that certain Redemption and Termination Agreement, dated as of April 19, 2001 (the "AGREEMENT"), by and among Learn2.com, Inc. (the "COMPANY"), E-Stamp Corporation ("E-STAMP") and RGC International Investors, LDC ("RGC"), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RGC hereby agrees as follows (capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement):

          During the period (the "STANDSTILL PERIOD") commencing on April 19, 2001 and ending on the earliest of (x) the date of termination of the Merger Agreement, (y) September 30, 2001 and (z) the date of occurrence of an "Event of Default" under the Note, which default shall not have been waived or cured within any applicable grace period provided in the Note and which results in the acceleration of the maturity date thereof, RGC will not (i) exercise any of its rights to declare an Event of Default (as such term is defined in the Debenture) pursuant to the Debenture (other than an Event of Default under Sections 3.6 and 3.8 of the Debenture or an Event of Default under Section 3.4 of the Debenture for a breach of the covenants contained in Article II of the Debenture), or (ii) convert the Debenture, in whole or in part, or submit a Notice of Conversion pursuant to Section 1.4 thereof; provided, however, that following the expiration of the Standstill Period, RGC shall be entitled to exercise its rights under the Debenture with respect to any Event of Default (as defined in the Debenture) which occurred prior to or during the Standstill Period and continues thereafter; provided further, however, that the failure of the Company to register the resale by RGC of all of the shares of the Company's Common Stock issuable upon conversion of the Debenture shall not be an Event of Default pursuant to the Debenture if the Company files, within thirty (30) days after the expiration of the Standstill Period, an additional Registration Statement on Form S-3 (or, if Form S-3 is not then available, on such form of Registration Statement as is then available to effect a registration of the Company's Common Stock) covering the resale by RGC of all of the shares of the Company's Common Stock issuable upon conversion of the Debenture and such Registration Statement is declared effective by the Securities and Exchange Commission within ninety
(90) days after the expiration of the Standstill Period.

          This Waiver supercedes and replaces that certain waiver executed and delivered by RGC on April 12, 2001, which previous waiver is null and void and of no force and effect.

RGC INTERNATIONAL INVESTORS, LDC
By: Rose Glen Capital Management, L.P.,
    Investment Manager

    By:  RGC General Partner Corp.,
         as General Partner


By: /s/ STEVE KATZNELSON
    ------------------------------------
    Name: Steve Katznelson
    Title:  Managing Director